Exhibit 10.16

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 12th day of April, 2018.

BETWEEN:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(“DIRTT” or the “Corporation”)

- and -

MICHAEL GOLDSTEIN, of Vancouver, BC

(the “Executive”)

RECITALS:

A.	DIRTT has employed the Executive pursuant to an Executive Employment Agreement, made as of December 30, 2017.

B.

DIRTT wishes to continue to employ the Executive, the Executive wishes to continue employment with DIRTT, and the parties wish to enter into this Amended and Restated Executive Employment Agreement to confirm in writing their rights and obligations in respect of the Executive’s continued employment by the Corporation.

C.	The parties agree that their employment relationship will be governed by the terms and conditions of this Amended and Restated Executive Employment Agreement as of the date hereof.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Amended and Restated Executive Employment Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.	Definitions

In this Amended and Restated Executive Employment Agreement,

(a)	“ABCA” means the Business Corporations Act (Alberta) as may be amended from time to time and any successor legislation thereto.

(b)	“Accrued Entitlements” has the meaning set out in Section 9(a)(iv).

(c)	“Affiliate” means an affiliated body corporate within the meaning of the ABCA.

(d)

“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Sections are to sections in this agreement.

(e)	“Board” means the Board of Directors of the Corporation.

(f)	“Bonus” has the meaning set out in Section 5(c).

(g)

“Business” means the business of DIRTT and its Affiliates as currently conducted and as proposed to be conducted, which uses proprietary 3D software to design, manufacture and install fully customized, prefabricated interiors (and includes, for greater certainty and without limitation, (x) the following which can integrate with interior wall solutions: (i) plug’n’play pre-fabricated modular network data cable distribution, (ii) plug’n’play prefabricated electrical power cable distribution, (iii) custom pre-fabricated modular case goods, and (iv) prefabricated low-profile flooring; and (y) the development and sale of 3D computer aided design configuration software to third parties for design, ordering and manufacturing) with manufacturing facilities in Phoenix, Arizona, Savannah, Georgia, Kelowna, British Columbia, and Calgary, Alberta, and distribution partners throughout North America, the United Kingdom, the Middle East and Asia.

(h)	“Change of Control” means any one or more of the following:

(i)	the sale of all or substantially all the assets of the Corporation, except that no change in control will be deemed to occur if such sale is made to a subsidiary or subsidiaries of the Corporation;

(ii)	the sale, exchange or other disposition of a majority of the issued and outstanding common shares of the Corporation in a single transaction or series of related transactions;

(iii)

a merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Corporation’s shareholders receive less than 51% of the shares of the new or continuing company that are issued and outstanding upon completion of such transaction or series of transactions, except no Change in Control will be deemed to occur if such merger, amalgamation or arrangement occurs only with a subsidiary or subsidiaries of the Corporation; or

(iv)	the acquisition, directly or indirectly, through one transaction or a series of transactions, by any single person or company, of an aggregate of more than 50% of the issued and outstanding common shares of the Corporation.

(i)

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Affiliates.

(j)	“Corporation” means DIRTT and if the context so requires, any Affiliate thereof.

(k)	“Distribution Partner” means a Person engaged in the sale of DIRTT products or services.

(l)	“ESC” means the Alberta Employment Standards Code (Alberta) as may be amended from time to time and any successor legislation thereto.

(m)	“Indemnity Agreement” means the Indemnity Agreement between the Corporation and the Executive, dated January 2, 2018.

(n)	“Initial Term” has the meaning set out in Section 4.

(o)	“Just Cause” means any act or omission which would be considered by a court of competent jurisdiction to amount to just cause at common law.

(p)	“Materials” has the meaning set out in Section 14(a).

(q)	“Option” means an option to purchase common shares of DIRTT, granted pursuant to the Option Plan.

(r)	“Option Plan” means the Amended and Restated Incentive Stock Option Plan dated March 15, 2011 of DIRTT and as amended and restated from time to time by the shareholders of the Corporation.

(s)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(t)	“Reference Check” has the meaning set out in Section 2.

(u)	“Renewal Date” has the meaning set out in Section 4.

(v)	“Renewal Term” has the meaning set out in Section 4.

(w)	“Restricted Period” means twelve (12) months from the Termination Date.

(h)	“Salary” has the meaning set out in Section 5(a).

(i)	“Start Date” means January 1, 2018.

(j)	“Term” has the meaning set out in Section 4.

(k)	“Termination Date” has the meaning set out in Section 8(b).

2.	Employment of the Executive

This Amended and Restated Executive Employment Agreement shall be effective as of the date hereof. Commencing on the Start Date, the Executive shall report directly to the Board and shall perform such duties as are set forth in the applicable position descriptions adopted by the Board from time to time and such other duties as the Executive shall reasonably be directed to perform by the Board. The Corporation shall cause the Executive to be nominated for election to the Board and the Executive hereby agrees to serve as a member of the Board, as well as a director or officer of an Affiliate of the Corporation as may be requested from time to time by the Board. For greater certainty, the Executive is the senior-most role in the Company.

3.	Performance of Duties

During the Term, the Executive shall devote substantially all of his full time and attention to the affairs of the Corporation and shall faithfully, honestly and diligently serve the Corporation and shall use his best efforts to promote the interests of the Corporation, provided that nothing in this Section precludes the Executive from participating in his existing board roles as of the Start Date, which are set forth in Appendix A to this Agreement, provided such board roles do not constitute overboarding (or together with his duties to or relationships with the Corporation result in the Executive being an overboarded director) as defined from time-to-time by Institutional Shareholder Services or conflict with the Executive’s duties herein to the Corporation, and any future board roles while Executive is employed by Corporation are approved in advance and in writing by the Lead Director.

4.	Employment Period

The Executive’s employment with the Corporation under this Agreement shall commence on the Start Date and shall continue for a fixed-term until the six (6) month anniversary of the Start Date (the “Initial Term”), subject to earlier termination in accordance with Section 8. On the six (6) month anniversary of the Start Date (the “Renewal Date”), unless, (a) the Initial Term was earlier terminated, or (b) the Corporation provides the Executive with written notice of its intention not to extend the term of this Agreement as soon as possible and in no event less than 45. days prior to the Renewal Date, this Agreement will be automatically extended upon the same terms and conditions for a further fixed-term of six (6) months from the Renewal Date, subject to earlier termination in accordance with Section 8 (the “Renewal Term”). The period of the Executive’s employment under this Agreement, under the Initial Term and the Renewal Term, as applicable, shall be defined as the “Term”. For greater certainty, if the Executive’s employment hereunder terminates because the Corporation provides the Executive with notice of non-renewal pursuant to Section 4(b), above, the Executive’s Termination Date shall be the Renewal Date and the Corporation shall only be required to provide the Executive with payments and benefits pursuant to Section 9(a).

5.	Remuneration

(a)

Basic Remuneration. For his services under this Agreement, the Corporation shall pay the Executive a gross annual salary rate (the “Salary”) (before deductions and other withholdings) of $534,000. The Salary shall be paid in accordance with the Corporation’s usual payroll practices and in accordance with applicable law.

(b)

Benefits. The Corporation shall provide to the Executive eligibility to participate in its group insured benefit plans as provided from time to time by the Corporation to its executives in accordance with, and subject to, the terms and conditions of such plans. These benefits may be amended from time to time without advance notice. The Corporation shall reimburse Executive for Executive’s private disability policy in lieu of the Corporate disability policy at a cost of US$1,800 quarterly.

(c)

Bonuses. Provided the Executive is not terminated from employment by the Corporation for Just Cause and does not resign from his employment (pursuant to Section 8(a)(iii)) through the Term, the Executive will be eligible for a bonus of up to 150% of Salary earned over the period of the Term (the “Bonus”) based on the achievement of one or more performance objectives agreed by the Board and Executive; provided however, that (1) the Bonus rate for the Initial Term will be fixed at 100% of Salary (i.e., $267,000 for the six-month Initial Term) will be earned conditional upon the Executive remaining employed by DIRTT through the completion of the Initial Term, and will be paid in advance within thirty (30) days of the date hereof, (2) the Bonus rate for the Renewal Term will be fixed at 150% of Salary earned (i.e., $400,500 for the six-month Renewal Term) and will be earned and paid on a monthly installment basis (i.e., $66,750 per month) in arrears in respect of each completed month of the Renewal Term that the Executive remains employed by the Corporation prior to a Termination Date, and (3) if the Executive remains employed by the Corporation through the Initial Term, the Executive will receive a lump sum payment equal to $133,500 (being 50% of Salary for the Initial Term), payable within thirty days of the completion of the Initial Term. Any Bonus payment is subject to the achievement of the applicable performance objectives as evaluated by the Board, in its sole discretion, acting reasonably. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated without Just Cause at any time during the Renewal Term, then (A) the Executive will be provided with a

Bonus equal to no less than 60% of Salary earned by the Executive over the period of the Renewal Term that the Executive was employed by DIRTT (prorated according to a fraction, the numerator of which is the actual number of days of the Executive’s employment elapsed during the Term up to the Termination Date and the denominator of which is 365), less any amounts paid or payable on a monthly installment basis in respect of the Renewal Term pursuant to the foregoing provisions of this Section 5(c), and (B) the Executive will receive an additional payment of $160,200. In addition, if during the Executive’s continued employment during the Term of this Agreement and prior to a Termination Date, any of (x) a new permanent Chief Executive Officer is hired by DIRTT in replacement of the Executive, (y) a Change of Control occurs, or (z) DIRTT enters into an agreement with the approval of the Board pursuant to which it completes a transaction in which it receives equity financing of greater than $20 million, then the Executive will receive a one-time, lump sum special bonus payment of $400,000. Furthermore, conditional upon the Executive’s execution of this Amended and Restated Executive Employment Agreement, the Executive will receive a one-time, lump sum discretionary bonus in the sum of $200,000, payable within thirty days of the date hereof, based upon the Board’s assessment of the Executive’s performance against certain corporate objectives, to-date. For example purposes only, Appendix B hereto sets out in summary form potential Salary and bonus payments that the Executive is eligible for pursuant to Sections 5(a) and 5(c) if the Termination Date should occur on certain dates and certain conditions should be met; in the event of any conflict or inconsistency between Appendix B and the provisions of Sections 5(a) or 5(c), the latter shall govern.

(d)	[intentionally deleted]

(e)

Relocation and Accommodation Costs. The Corporation will pay, or reimburse, the Executive for all reasonable, documented and approved by the Lead Director (in writing) relocation and accommodation expenses incurred by the Executive in connection with the Executive’s move to Calgary, Alberta or elsewhere as needed. For a period of twelve (12) months commencing as of the Start Date, if the Executive resigns or is terminated by the Corporation for Just Cause at any time, the Executive will be required to repay to the Corporation the gross amount of any Relocation Expenses paid or reimbursed pursuant to this Section.

6.	Expenses

The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses, which are approved by the Lead Director (in writing), incurred or paid by the Executive in the performance of the Executive’s duties (including temporary living and accommodation while employed on an interim basis) upon presentation of expense statements or other supporting documentation as the Corporation or the Lead Director may reasonably require. At the Executive’s request, the Corporation shall furnish the Executive with a corporate credit card for such expenses. The Corporation shall also make parking available to the Executive at his place of work at no charge to the Executive.

7.	Vacation

The Executive shall be entitled to accrue with service vacation at the rate of 4 weeks per calendar year. Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations. The Executive must take at least the minimum vacation required under the ESC during the Term.

8.	Termination

(a)	Notice. The Executive’s employment hereunder:

(i)	may be terminated by the Corporation at any time for Just Cause, without notice and without further obligation, other than as set out in Section 10 of this Agreement;

(ii)	may be terminated by the Corporation at any time without Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 9 of this Agreement; or

(iii)	may be terminated by resignation of the Executive upon one (1) month of prior written notice to the Board.

(b)	Effective Date of Termination. The effective date on which the Executive’s employment hereunder shall be terminated (the “Termination Date”) shall be:

(i)	in the case of termination under Section 8(a)(i) or Section 8(a)(ii), the day specified by the Corporation in writing; or

(ii)	in the case of resignation under Section 8(a)(iii), the last day of the applicable notice period referred to therein.

On the Termination Date, the Executive shall (A) resign from all offices and directorships held by him in the Corporation and in its Affiliates (including, without limitation, as a member of the Board), and agree to execute forthwith such resignations or other documentation, if any, as may be necessary to give effect thereto, (B) deliver to the Corporation all Materials in the Executive’s possession or under the Executive’s control, and (C) deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.

9.	Rights on Termination (without Just Cause)

Upon termination of the Executive’s employment without Just Cause, the following provisions shall apply:

(a)

If the Termination Date occurs at any time on or prior to the Renewal Date, the Executive shall receive from the Corporation, in full satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments or benefits to which the Executive may otherwise be entitled, whether pursuant to the ESC, common law, tort or otherwise:

(i)	payment of the Executive’s accrued but unpaid Salary up to the Termination Date;

(ii)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(iii)	provision of all benefits up to the Termination Date;

(iv)	payment of the Executive’s accrued but unused vacation entitlement up to the Termination Date (subsections (i) through (iv) are hereinafter referred to as the “Accrued Entitlements”);

(v)	a lump sum payment equal to the Salary that the Executive would have received up to and including the Renewal Date, had the Executive’s termination from employment without Just Cause not occurred; and

(vi)	a payment in respect of the Executive’s Bonus pursuant to Section 5(c).

(b)

If the Termination Date occurs at any time after the Renewal Date, the Executive shall receive from the Corporation, in full satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments or benefits to which the Executive may otherwise be entitled, whether pursuant to the ESC, common law, tort or otherwise:

(i)	the Accrued Entitlements;

(ii)

a lump sum payment equal to the Salary that the Executive would have received up to and including the last day of the Renewal Term, had the Executive’s termination from employment without Just Cause not occurred; and

(iii)	a payment in respect of the Executive’s Bonus pursuant to Section 5(c).

(c)

The payments to the Executive pursuant to this Section 9 are conditional on the Executive’s compliance with the obligations set out in Sections 11, 12, 13 and 14 of this Agreement and, if such payments are in excess of the minimum entitlements under the ESC, the Executive’s execution and delivery to the Corporation of a release of claims, in a form and with content satisfactory to the Corporation.

10.	Rights on Termination (Just Cause or Resignation)

Upon resignation by the Executive or termination for Just Cause at any time, the Executive shall be entitled only to the Accrued Entitlements.

11.	Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), directly or indirectly for the purpose of competing in the Business, in Canada, the United States of America or Mexico, (a) solicit or attempt to solicit any employee or Distribution Partner, (b) assist or encourage any employee or Distribution Partner to accept employment, do business or accept an engagement elsewhere, as the case may be, or (c) solicit, assist or attempt to cause a Distribution Partner to do business elsewhere or to cease or reduce doing business with DIRTT.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

12.	Non-Solicitation

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), directly or indirectly, solicit or attempt to solicit for the purpose of employment any employee or Distribution Partner of the Corporation or assist or encourage any employee or distribution partner of the Corporation to accept employment or business or engagement elsewhere.

13.	Confidentiality

The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided; however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is disclosed in the course of the Executive’s employment as an employee or director of the Corporation or any predecessor, successor or assigns;

(b)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order;

(d)	was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation;

(e)	is independently developed by the Executive outside the scope of the Executive’s employment duties to the Corporation;

(f)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(g)	is or becomes lawfully available to the Executive from a source other than the Corporation.

The Executive acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity.

14.	Proprietary and Moral Rights

(a)

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Corporation or its predecessors, except pursuant to a written agreement to the contrary, successors, affiliates or related companies, including any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights or patents, in each case, made or developed using the resources of the Corporation by the Executive either alone or in conjunction with others (collectively, the “Materials”). The Executive agrees that during the Executive’s employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

(b)

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use, of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)

Assignment of Rights. To the extent that the Executive may own any Materials or any intellectual property rights in the Materials, the Executive irrevocably assigns all such ownership rights throughout the world exclusively to the Corporation, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

(d)

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials. The Executive shall be compensated at the rate of no less than $[300] per hour for such work and reimbursed all reasonable expenses related thereto.

15.	Fiduciary

The Executive acknowledges that the obligations contained in Sections 11, 12, 13 and 14 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

16.	Indemnification

The Corporation agrees, to the fullest extent permitted by law and pursuant to the Indemnity Agreement, to indemnify the Executive.

17.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or registered mail as hereinafter provided. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Michael Goldstein

(b)	if to the Corporation:

DIRTT Environmental Solutions Ltd.

7303 - 30th Street S.E.

Calgary, Alberta T2C 1N6

Attention: Lead Director

18.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.	Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings.

20.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

21.	Entire Agreement; Waiver

This Agreement together with the agreements referenced herein (including the Indemnity Agreement), constitute the entire agreement between the parties hereto and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations. There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.	Assignment

Neither the Executive nor the Corporation may assign its rights hereunder without the consent of the other party; provided, however, that the Corporation may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Corporation and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. As used in this Agreement, the term “Corporation” shall mean the Corporation (as herein defined) and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

23.	Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

24.	Dispute Resolution

In the event that a dispute arises under this Agreement between the parties, and prior to any legal proceedings being commenced, the parties agree that within 7 days of the date of notification to the other party, the parties will meet in good faith in an effort to resolve such dispute. In the event that a resolution is not reached within 45 days, either party may elect to have the dispute fully and finally settled by arbitration under the Arbitration Act (Alberta) or before the courts of Alberta. In the event no election is made, the dispute shall be fully and finally resolved before the courts of Alberta. In the event of arbitration, such dispute shall thereafter be resolved by binding arbitration, to be conducted by a single arbitrator practicing in the City of Calgary, Alberta, and experienced in employment law arbitrations.

In the event that a proposed arbitrator is not agreed upon between the parties, in writing, within 20 days of the service of the Notice of Arbitration, or such other period as may be agreed to between the parties, such arbitrator shall be appointed by a Judge of the Alberta Court of Queen’s Bench sitting in the Judicial District of Calgary upon the application of any of the parties.

The arbitration shall be held in the City of Calgary, Alberta. The procedure to be followed shall be agreed to by the parties, or if in default of agreement, then determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the Arbitration Act (Alberta). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

25. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the non-exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement.

26.	Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Per:	/s/ Steve Parry
Name: Steve Parry
Title: Lead Director

SIGNED, SEALED AND DELIVERED
In the presence of:
/s/ Michael Goldstein
Witness	Michael Goldstein

[Signature Page to the Amended and Restated Executive Employment Agreement]

Appendix A

BOARD POSITIONS

●	ACCELOVANT TECHNOLOGIES

●	CLICK MATERIALS

●	YOUNG PRESIDENTS ORGANIZATION

Appendix B

EXAMPLES – SALARY AND BONUS PAYMENTS